Exhibit 107.1
Calculation of Filing Fee Table
424(b)(2)
(Form Type)
Martin Marietta Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.150% Senior Notes due 2034	Rule 457(r)	$750,000,000.00	99.266%	$744,495,000.00	0.00015310	$113,982.18	-	-	-	-

Fees to Be Paid	Debt	5.500% Senior Notes due 2054	Rule 457(r)	$750,000,000.00	98.006%	$735,045,000.00	0.00015310	$112,535.39	-	-	-	-

Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$1,479,540,000.00		$226,517.57

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$226,517.57

(1)	This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” in the registrant’s Registration Statement on Form S-3 (File No. 333-271686).